EXHIBIT 99.1

For Immediate Release

HealthTronics Completes Acquisition of Advanced Medical Partners, Inc., Provides Updated 2008 Guidance

AUSTIN, TX, April 22, 2008 – HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announced that it has completed its acquisition of Advanced Medical Partners, Inc. (“AMPI”).

AMPI Acquisition

Founded in 2003, AMPI is the leading provider of urological cryosurgery services in the U.S. In partnership with a network of over 500 physicians, AMPI owns an interest in 30 entities that performed over 7,000 procedures and generated over $24 million of revenue in 2007. AMPI is the largest provider of cryosurgery services both in terms of annual procedures and in terms of its geographic footprint, with operations in 46 states.

James S.B. Whittenburg, CEO of HealthTronics, commented, “The acquisition of AMPI is strategically meaningful for several reasons. First, AMPI adds greater scope to our channel, enhancing our physician network and diversifying our revenues within urology services. HealthTronics is now the largest provider nationally of both shock wave lithotripsy services and cryosurgery services.

Second, the acquisition is financially attractive and will yield both top and bottom line synergies. AMPI’s operating infrastructure closely parallels that of HealthTronics, paving the way for meaningful cost savings. At the same time, we expect to complete the deployment of more than 20 RevoLix lasers for the treatment of BPH through AMPI’s partnerships before the end of the second quarter. Because the scheduling of cryosurgery cases is more flexible than that of lithotripsy, we are able to utilize AMPI’s existing vehicles and clinical personnel to provide RevoLix service with minimal incremental costs. Furthermore, even in the absence of these synergies, the acquisition is expected to be accretive immediately.

Third, the acquisition will enhance both our management and development capabilities. The AMPI management team collectively possesses over 60 years of experience in partnering with physicians to improve patient care and the physicians’ practice economics. Much of that expertise centers on de novo partnership development with urologists throughout the U.S. The AMPI team will improve our ability to grow within the urology services sector, both through ground-up development and by adding additional capacity to evaluate and pursue acquisitions.”

Mr. Whittenburg added, “AMPI’s senior management team is committed to HealthTronics’ strategy of leveraging our size, scope and unique physician relationships within the urology community to:

(1)	Aggressively expand our share of the market for laser treatment of BPH with our exclusive offering of the Revolix laser;

(2)	Broaden our TotalRad initiative to deploy urology focused, state-of-the art cancer treatment centers using image guided radiation therapy (“IGRT”);

(3)	Maintain high double digit annual revenue growth at our urology focused anatomical pathology lab, Claripath Laboratories; and

(4)	Continually scan the marketplace for additional urological technologies and other opportunities that enhance patient care and improve the physicians’ practice economics.

We welcome the AMPI team to HealthTronics and our new physician partners to the HealthTronics network.”

Bob Yonke, an AMPI co-founder and CEO, commented, “The combination of AMPI and HealthTronics will benefit our physician partners by providing access to exclusive technologies and new opportunities. Our mission and philosophy aligns well with those of HealthTronics. We are strongly committed to our business model and believe we can drive future growth with our talented development staff.”

The consideration for the acquisition of AMPI included both cash and stock that was paid at closing, as well as a potential earn out. The earn out is related to the performance of one of AMPI’s newly acquired entities and to certain circumstances that create the potential to acquire additional partnership interest from the AMPI physician partners.

Updated Outlook

In light of the closing of the AMPI acquisition and the continued strength in the Company’s core business, the Company has issued the following updated guidance for 2008:

•	Annual revenue is expected to be between $160 million and $162 million.

•	Annual adjusted EBITDA is expected to be between $20 million and $21 million, which includes approximately $2 million of IGRT expense.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements by the Company’s management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements in this press release regarding future cost savings, future deployment of RevoLix lasers, future partnership development and acquisitions, future laser procedures, future revenue growth, future development of IGRT centers and 2008 guidance are forward-looking statements. Although HealthTronics believes that the expectations reflected in the forward-looking statements in this press release are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among other things, the existence of demand for and acceptance of HealthTronics’ products and services, maintaining relationships with physicians and hospitals, governmental regulations and changes thereto, regulatory approvals, economic conditions, the impact of competition and pricing, successful integration of acquired businesses, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

The statements in this press release are made as of the date of this press release, even if the press release is subsequently made available by the Company on its web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date hereof.

CONTACT:
HealthTronics, Inc.
Ross Goolsby, CFO
(512) 314-4554
www.healthtronics.com